Exhibit 23

2000 Plan

We consent to the reference to our firm in Amendment No. 1 to the Registration Statement (Form S-8 No. 333-36386) pertaining to the 2000 Equity and Cash Incentive Plan and the 2000 Stock Option Plan for Directors of Nortek, Inc. and to the incorporation by reference therein of our report dated October 7, 2002, with respect to the consolidated financial statements of Nortek, Inc. included in its Current Report on Form 8-K.

/s/Ernst & Young LLP

Boston, Massachusetts November 19, 2002